QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on March 5, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Bookham Technology plc
(Exact Name of Registrant as Specified in Its Charter)

England and Wales (State or Other Jurisdiction of Incorporation or Organization)	Not applicable. (I.R.S. Employer Identification Number)
90 Milton Park, Abingdon, Oxfordshire OX14 4RY England (Address of Principal Executive Offices) (Zip Code)

Assumed options to purchase 6,358,319 ordinary shares
governed by nonstatutory stock option agreements issued under the New Focus, Inc. 1990 Incentive Stock Plan, as amended,
the New Focus, Inc. 1998 Stock Plan, the New Focus, Inc. 1999 Stock Plan,
the New Focus, Inc. 2000 Director Stock Option Plan, as amended the New Focus, Inc. 2000 Stock Plan, as amended
(Full Title of the Plan)

Byron Trop
Bookham Technology, Inc.
10015 Old Columbia Road, Suite B-215
Columbia, Maryland 21046
(Name and Address of Agent For Service)
 (410) 290-6225
(Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

John A. Burgess, Esq.
Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary Shares, 1/3p nominal value per share	6,358,319 shares(2)	$0.46—$100.38(3)	$25,433,276(3)	$3,222.40

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)
Consists of (i) 188,714 shares underlying options assumed by the registrant and issuable pursuant to nonstatutory stock option agreements issued under the New Focus, Inc. 1990 Incentive Stock Plan, as amended, (ii) 4,286 shares underlying options assumed by the registrant and issuable pursuant to nonstatutory stock option agreements issued under the New Focus, Inc. 1998 Stock Plan, (iii) 715,756 shares underlying options assumed by the registrant and issuable pursuant to nonstatutory stock option agreements issued under the New Focus, Inc. 1999 Stock Plan, (iv) 144,180 shares underlying options assumed by the registrant and issuable pursuant to nonstatutory stock option agreements issued under the New Focus, Inc. 2000 Director Stock Option Plan, as amended and (v) 5,305,383 shares underlying options assumed by the registrant and issuable pursuant to nonstatutory stock option agreements issued under the New Focus, Inc. 2000 Stock Plan, as amended.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $4.00, the weighted average exercise price of the shares, at prices ranging from $0.46 to $100.38.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

  Item 1. Plan Information.

        The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

  Item 2. Registrant Information and Employee Plan Annual Information.

        The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

  Item 3. Incorporation of Documents by Reference.

        The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

        (a)    The registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant's latest fiscal year for which such statements have been filed.

        (b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

        (c)    The description of the registrant's ordinary shares and American Depositary Shares represented by American Depositary Receipts contained in Amendment No. 1 to the registrant's Registration Statement on Form F-1, filed on September 19, 2000, including any amendments or reports filed for the purpose of updating that description (File No. 333-11698).

        All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

  Item 4. Description of Securities.

        Not applicable.

   Item 5. Interests of Named Experts and Counsel.

        Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.

  Item 6. Indemnification of Directors and Officers.

Article 137 of Bookham's Articles of Association provides:

137. Indemnity

(1)
Subject to the provisions of and so far as may be consistent with the Companies Act 1985, the Uncertificated Securities Regulations 1995 and every other statute for the time being in force concerning companies and affecting the registrant, every member of the board of directors of the registrant (a "Director"), secretary or other officer of the registrant shall be indemnified by the registrant out of its own funds against and/or exempted by the registrant from all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his power and/or otherwise in relation to or in connection with his duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the registrant and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or omission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

(2)
Without prejudice to paragraph 137.1 above the Directors shall have powers to purchase and maintain insurance for or for the benefit of any person who is or was at any time a Director or officer of any Relevant Company (as defined in paragraph 137.4 below) or who is or was at any time a trustee of any pension fund or employees' shares scheme in which employees of any Relevant Company are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by him in respect of any act or omission in the actual or purported execution and/or discharged of his duties and/or exercise or purported exercise of his powers and/or otherwise in relation to his duties, powers or offices in relation to any Relevant Company, or any such pension fund or employees' share scheme.

(3)
The Directors may take independent professional advice at the registrant's expense in relation to their duties as directors of any Relevant Company.

(4)
For the purposes of paragraphs 137.2 and 137.3 above "Relevant Company" shall mean the registrant, any holding company of the registrant or any other body, whether or not incorporated, in which the registrant or such holding company or any of the predecessors of the registrant or of such holding company has or had any interest whether direct or indirect or which is any way allied to or associated with the registrant, or any subsidiary undertaking of the registrant or of such other body.

Section 310 of the Companies Act 1985 (as amended by Section 137 of the Companies Act 1989) (the "Companies Act") provides as follows:

310. Provisions exempting officers and auditors from liability

(1)
This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2)
Except as provided by the following subsection, any such provision is void.

(3)
This section does not prevent a company

(a)
from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

(b)
from indemnifying any such officer or auditor against any liability incurred by him

(i)
in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

(ii)
in connection with any application under section 144(3) or (4) of the Companies Act (acquisition of shares by innocent nominee) or section 727 of the Companies Act (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

Section 727 of the Companies Act 1985 provides as follows:

727. Power of court to grant relief in certain cases:

"(1)    If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)    If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)    Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.

The registrant maintains directors' and officers' insurance coverage, which, subject to policy terms and limitations will include coverage to reimburse the registrant for amounts that it may be required or permitted by law to pay directors or officers of the registrant.

  Item 7. Exemption from Registration Claimed.

        Not applicable.

  Item 8. Exhibits.

        The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

   Item 9. Undertakings.

        1.     Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2.     Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.     Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, England on this 5th day of March, 2004.

BOOKHAM TECHNOLOGY PLC
By:	/s/ GIORGIO ANANIA Giorgio Anania President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

        We, the undersigned officers and directors of Bookham Technology plc, hereby severally constitute and appoint Giorgio Anania and Stephen Abely, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Bookham Technology plc to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GIORGIO ANANIA Giorgio Anania	President, Chief Executive Officer and Director (Principal Executive Officer)	March 5, 2004
/s/ STEPHEN ABELY Stephen Abely	Chief Financial Officer (Principal Financial and Accounting Officer)	March 5, 2004
/s/ ANDREW G. RICKMAN Andrew G. Rickman	Chairman and Director	March 5, 2004
/s/ JOSEPH COOK Joseph Cook	Director	March 5, 2004
/s/ LORI HOLLAND Lori Holland	Director	March 5, 2004

Jack St. Clair Kilby	Director	March 5, 2004
/s/ W. ARTHUR PORTER W. Arthur Porter	Director	March 5, 2004
/s/ ROBERT J. RICKMAN Robert J. Rickman	Director	March 5, 2004
/s/ DAVID SIMPSON David Simpson	Director	March 5, 2004
By:	/s/ BYRON TROP Name: Byron Trop Vice President Sales	Authorized Representative in the United States	March 5, 2004

INDEX TO EXHIBITS

Number	Description
5.1	Opinion of Hale and Dorr LLP, counsel to the Registrant
23.1	Consent of Hale and Dorr LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Ernst & Young LLP, Reading, England
24.1	Power of attorney (included on the signature pages of this registration statement)

QuickLinks

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY AND SIGNATURES
INDEX TO EXHIBITS